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                                                                   EXHIBIT 11.1




                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS




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

                                                                                        YEAR ENDED DECEMBER 31
                                                                                 ------------------------------------
                                                                                 1994           1995             1996
                                                                                 ----           ----             ----

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS
----------------------------------------------

Net earnings (loss) from continuing operations ..........................   $       (974)   $        169    $      5,906

Dividends on preferred stock applicable to continuing operations (1) ....            (59)           (643)           --
                                                                            ------------    ------------    ------------

Net earnings (loss) from continuing operations applicable to common stock   $     (1,033)   $       (474)   $      5,906
                                                                            ============    ============    ============

Net earnings (loss) from continuing operations per common share .........   $      (0.07)   $      (0.02)   $        .29
                                                                            ============    ============    ============


NET EARNINGS (LOSS)
-------------------

Net earnings (loss) .....................................................   $     (1,654)   $      1,780    $      5,906

Dividends on preferred stock ............................................            (86)           (944)           --
                                                                            ------------    ------------    ------------

Net earnings (loss) applicable to common stock ..........................   $     (1,740)   $        836    $      5,906
                                                                            ============    ============    ============

Net earnings (loss) per common share ....................................   $      (0.12)   $       0.05    $        .29
                                                                            ============    ============    ============

Weighted average common shares outstanding ..............................     14,190,029      17,931,993      20,457,398
                                                                            ============    ============    ============
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(1)  Dividends on the preferred stock issued in connection with the acquisition of ING were allocated between continuing operations and discontinued
     operations based on the ratio of net assets discontinued to the total net assets acquired from ING.